UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 19, 2012 (December 7, 2012)

CORONUS SOLAR INC.
 (Exact name of registrant as specified in its charter)

British Columbia, Canada
(State or other jurisdiction of incorporation)

000-53697
(Commission File No.)

1100-1200 West 73rd Avenue
Vancouver, British Columbia
Canada   V6P 6G5
(Address of principal executive offices and Zip Code)

604-267-7078
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS.

On December 7, 2012 (the “Apple Valley East PPAs Effective Date”), our wholly-owned subsidiaries, Coronus Apple Valley East 1 LLC and Coronus Apple Valley East 2 LLC, entered into two identical Power Purchase Agreements (the “Apple Valley East PPAs”) with Southern California Edison (“SCE”). The Apple Valley East PPAs relate to our applications for interconnection service and the CREST tariff for two 1.5 MW solar PV power systems (the “Apple Valley East 1 and Apple Valley East 2 Projects”) on SCE’s Tussing 12 kV distribution circuit, situated east of Apple Valley, in the County of San Bernardino, California.

The Apple Valley East PPAs are standardized, must-take, full buy/ sell, power purchase agreements, where SCE purchases all of the Apple Valley East 1 and Apple Valley East 2 Projects’ generation, net of station use. The term of the Apple Valley East PPAs is 20 years. The price SCE pays for the generation shall be premised on the adopted 2011 Market Price Referent, and shall be adjusted according to SCE’s time of delivery periods and energy allocation factors, as scheduled in the Apple Valley East PPAs. Initial operation of the Apple Valley East 1 and Apple Valley East 2 Projects must be no later than eighteen months from the Apple Valley East PPAs Effective Date. The Apple Valley East PPAs include, but are not limited to, provisions in respect of termination, facility operation, billing and payment, curtailment, and insurance. Additionally, on or before the thirtieth day following the Apple Valley East PPAs Effective Date, we are required to post and maintain development fees (the “Apple Valley East PPAs Development Securities”) equal to $38,850 per Apple Valley East PPA. If, on or before initial operation, we demonstrate to SCE's satisfaction that we have installed all of the equipment or devices necessary for us to satisfy the gross power rating of the generating facilities, SCE shall return the Apple Valley East PPAs Development Securities to us within thirty days of each facility’s initial operation.

On December 8, 2012, our wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a Vacant Land Purchase Agreement (the “Apple Valley East Re-Site Agreement”). Under the Apple Valley East Re-Site Agreement, Coronus agrees to acquire a 14.78 acre parcel of vacant land, situated east of Apple Valley, in the County of San Bernardino, California, from An Nhien Dai Nguyen and Anthony Nguyen. The purchase price is $300,000. Close of escrow is December 31, 2012. Coronus deposited $1,000 into escrow and agrees to deposit an additional $99,000 within sufficient time to close escrow. An Nhien Dai Nguyen and Anthony Nguyen agree to carry back the balance amount of $200,000 for three months at 0% ($nil) interest. The Apple Valley East Re-Site Agreement is contingent on the clear transfer of title.

On December 18, 2012, Coronus entered into two Facilities Study Agreements (the “FAS Agreements for Apple Valley East 1 and 2”) with SCE. The FAS Agreements for Apple Valley East 1 and 2 are in relation to the Apple Valley East 1 and Apple Valley East 2 Projects, as described above. The FAS Agreements for Apple Valley East 1 and 2 set forth the terms and conditions for SCE to perform a facilities study to determine the impacts that would result from interconnecting the Apple Valley East 1 and 2 Projects and the adequacy of SCE’s electrical system to accommodate the Apple Valley East 1 and 2 Projects. In addition, SCE shall make a refined determination of the required interconnection facilities and distribution system upgrades, and any other modifications or additions that would be needed, to accommodate the Apple Valley East 1 and 2 Projects. The estimated cost of the FAS Agreements for the Apple Valley East 1 and 2 Projects is $15,000 per FAS Agreement. On entering into the FAS Agreements for Apple Valley East 1 and 2, Coronus paid SCE $30,000 in deposits.

ITEM 2.03        CREATION OF A DIRECT FINANCIAL OBLIGATION.

On December 7, 2012, in relation to the Apple Valley East PPAs, as disclosed above under Item 1.01, we incurred a direct obligation to post and maintain the Apple Valley East Development Securities equal to $38,850 per Apple Valley East PPA. If, on or before initial operation, we demonstrate to SCE's satisfaction that we have installed all of the equipment or devices necessary for us to satisfy the gross power rating of the generating facility, SCE shall return the Apple Valley East Development Securities to us within thirty days of each facility’s initial operation.

ITEM 7.01        REGULATION FD DISCLOSURE.

As disclosed above under Item 1.01, we announced today Coronus Apple Valley East 1 LLC and Coronus Apple Valley East 2 LLC’s entry into the Apple Valley East PPAs. Additionally, as disclosed above under Item 1.01, we announced Coronus’ entry into the Apple Valley East Re-Site Agreement and Coronus’ entry into the FAS Agreements for Apple Valley East 1 and 2.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits	Document Description

99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 18th day of December, 2012.

CORONUS SOLAR INC.

BY:	JEFFERSON THACHUK
Jefferson Thachuk
President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary, Treasurer and a member of the Board of Directors